Exhibit 3.2B

SECOND CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

AMBIT BIOSCIENCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: The name of the Company is Ambit Biosciences Corporation. The original name of the Company was Aventa Biosciences Corporation and the date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware was May 17, 2000.

TWO: Alan Fuhrman is the duly elected and acting Chief Financial Officer of the Company.

THREE: The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

1.	The Second Paragraph of Section A of Article IV of the Certificate is hereby restated, in its entirety, as follows:

“Effective at the time of filing of the Second Certificate of Amendment to this Certificate of Incorporation with the Secretary of State of the State of Delaware, every twenty-four (24) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Split”); provided, however, that the Company shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Company.”

FOUR: The foregoing amendment was submitted to the stockholders of the Company for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Ambit Biosciences Corporation has caused this Second Certificate of Amendment to be signed by its Chief Financial Officer this 23rd day of April, 2013.

AMBIT BIOSCIENCES CORPORATION

Signature:	/s/ Alan Fuhrman
Print Name:	Alan Fuhrman
Title:	Chief Financial Officer